U.S. SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 20, 2013

(Date of earliest event reported)

ALBANY INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-10026	14-0462060

State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

216 Airport Drive, Rochester, New Hampshire, 03867

(518) 445-2200

(Address and telephone number of the registrant's principal executive offices)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

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Item 7.01 Regulation FD Disclosure

Item 2.05 Costs Associated with Exit or Disposal Activities

On May 20, 2013, Albany International Corp. (“the Company”) issued a press release announcing that its subsidiary, Albany International France S.A.S., has completed consultations with employee works councils regarding a proposal to restructure operations at the Company’s Machine Clothing production facilities in Sélestat and St. Junien, France.

The Company currently expects to record a restructuring charge of $29-$31 million in the second quarter of 2013, representing estimated future cash expenditures for severance and social costs for affected employees.  This estimate does not include anticipated cash and non-cash charges associated with the write-off or write-down of manufacturing equipment, outplacement and similar programs, and pension curtailment, which cannot presently be estimated. The Company will provide additional information about these costs as data becomes available and will record them as restructuring charges in the period in which they are incurred.

This report may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “would,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. Forward-looking statements in this report, and in the furnished exhibit, include, without limitation, statements about the likelihood, amount, and timing of severance costs, other cash and non-cash charges, and cost savings related to the announced restructuring. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith:

99.1       News release dated May 20, 2013.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY INTERNATIONAL CORP.

By:	/s/ John B. Cozzolino

Name:	John B. Cozzolino
Title:	Chief Financial Officer and Treasurer (Principal Financial Officer)

Date: May 20, 2013

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Index to Exhibits

Exhibit No.	Description
99.1	News release dated May 20, 2013